Press Release
For Further Information:
Kraton Polymers LLC
Analyst: Andy Weaver 281-504-4852
Media: Rick Ott 281-504-4720

Kraton Polymers LLC Announces Second Quarter 2007 Results
Total Revenue Increased 3% to $295 million
LTM Adjusted Bank Covenant EBITDA at $114 million
Available Liquidity Remains Strong at $132 million

HOUSTON, TX. – August 9, 2007 – Kraton Polymers LLC (Kraton), a leading global engineered polymer company, announces its financial results for the quarter and six months ended June 30, 2007. Total Revenues for the quarter were $295 million compared to $285 million in the comparable period of 2006, an increase of 3%. This increase was driven by higher sales volumes and higher average prices resulting from strengthening functional currencies. Through the first six months of 2007, Total Revenues grew 5% to $542 million.

Gross Profit for the quarter decreased 2% to $51 million, as compared to $53 million in the comparable period of 2006 as higher monomer costs offset the benefits of higher revenues. Gross Profit for the first six months decreased $21 million to $84 million.

EBITDA for the quarter increased 12% to $28 million from $25 million in 2006. First six months EBITDA declined $17 million to $37 million.

Last Twelve Months (LTM) Adjusted Bank Covenant EBITDA, a measure used to determine compliance with our debt covenants, totaled $114 million, a decrease of $5 million from the period ended March 31, 2007. A reconciliation of Net Income to EBITDA and Adjusted Bank Covenant EBITDA is attached.

Net Income for the quarter was $6 million, compared with $3 million in the comparable period of 2006. During the first six months of 2007, Net Loss was $7 million versus a Net Income $10 million for the same period of 2006.

“In the second quarter, we saw further increases in our raw material costs. We are responding in the short-term by implementing price increases, continuing to push for innovation-led growth, and accelerating our cost-out programs,” said George B. Gregory, President and Chief Executive Officer. “We are also continuing to make long-term investments in the business to satisfy our commitment of delivering the highest quality products to our customers, bringing them exciting new innovations, and making capacity available for their worldwide growth.”

Other Quarterly Business Developments:

•	Increased second quarter total volume by 2%.

•	Implemented USBC price increases.

•	Strengthened available liquidity to $132 million at June 30, 2007, an increase of $13 million from December 31, 2006.

Kraton has scheduled an investor and analyst conference call for Friday, August 10, 2007 to discuss the results of today’s earnings announcement. The call will begin at 10:00 a.m. central time, 11:00 a.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “Second Quarter 2007 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (800) 857-1742 or International Dial-In #: (630) 395-0017. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT August 10th through 5:00 p.m. CT on August 24th.  To hear a telephonic replay of the call, dial (888) 566-0705 or (203) 369-3090 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended June 30, 2007 and 2006
(In thousands of U.S. dollars)
(Unaudited)

	June 30, 2007	June 30, 2006
Revenues
Sales	$287,326	$275,997
Other	7,570	9,291

Total revenues	294,896	285,288
Costs and expense
Costs of goods sold	243,460	232,788

Gross profit	51,436	52,500
Research and development expenses	6,529	7,125
Selling, general, and administrative expenses	16,605	20,084
Depreciation and amortization of identifiable intangibles	11,828	10,974
Earnings in joint venture	(95)	(134)
Interest expense, net	9,402	10,144

Income before income taxes	7,167	4,307
Income tax provision	(949)	(883)

Net income	$6,218	$3,424

Kraton Polymers LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2007 and 2006
(In thousands of U.S. dollars)
(Unaudited)

	June 30, 2007	June 30, 2006
Revenues:
Sales	$527,828	$496,783
Other	13,894	17,894

Total revenue	541,722	514,677
Costs and expenses:
Costs of goods sold	457,961	409,732

Gross profit	83,761	104,945

Research and development expenses	13,052	13,066
Selling, general and administrative expenses	33,614	37,988
Depreciation and amortization of identifiable intangibles	23,878	22,014
Earnings in joint venture	(325)	(440)
Interest expense, net	20,132	18,569

(Loss) income before income taxes	(6,590)	13,748
Income tax provision	(388)	(3,829)

Net (loss) income	$(6,978)	$9,919

Kraton Polymers LLC

Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(In thousands of U.S. dollars)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$56,952	$43,601
Receivables, net of allowances of $1,927 and $2,157	156,622	135,937
Inventories of products	265,569	256,785
Inventories of materials and supplies	12,252	10,903
Other current assets	16,663	13,308
Deferred income taxes	1,931	1,931

Total current assets	509,989	462,465
Property, plant, and equipment, less accumulated depreciation	398,613	403,743
Identifiable intangible assets, less accumulated amortization	83,016	86,631
Investment in joint venture	9,336	9,376
Deferred financing costs	11,972	13,038
Other long-term assets	16,236	13,900

Total assets	$1,029,162	$989,153

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$4,813	$3,850
Accounts payable—trade	106,805	68,940
Other payables and accruals	54,613	53,130
Due to related party	8,683	9,351
Insurance bond payable	3,954	739

Total current liabilities	178,868	136,010
Long-term debt, net of current portion	576,337	578,263
Deferred income taxes	38,034	40,107
Long-term liabilities	35,449	35,032

Total liabilities	828,688	789,412

Commitments and contingencies
Members’ equity:
Common equity	178,698	184,111
Accumulated other comprehensive income	21,776	15,630

Total members’ equity	200,474	199,741

Total liabilities and members’ equity	$1,029,162	$989,153

Kraton Polymers LLC

LTM Bank Adjusted EBITDA
(In thousands of U.S. dollars)

	3 Mos ended	12 Mos ended	3 Mos ended	12 Mos ended
	3/31/07	3/31/07	6/30/07	6/30/07
Net income (loss)	$(13,196)	$(23,249)	$6,218	$(20,455)
Income taxes	(561)	22,119	949	22,185
Interest expense, net	10,730	42,852	9,402	42,110
D D & A	12,050	44,584	11,828	45,438

Financial Statement EBITDA (1)	9,023	86,306	28,397	89,278
Consolidated Adjusted Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		3,591		2,012
Permitted acquisition costs		1,116		(150)
Severance related restructuring charges		5,972		812
Specific cost savings expenses		5,361		7,482
Schedule 1.1 cost		3,000		3,000
Specified other restructuring charges		3,491		2,543
Other non-cash items (decreasing) increasing Net Income (loss)		8,001		6,863

LTM Bank EBITDA (3)		$118,838		$113,840

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3)	LTM Bank EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting LTM Bank EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.